EXHIBIT 99.1

Trover Solutions
Moderator: Douglas Sharps
02-04-2004 / 10:00 AM ET
Confirmation #699615

Trover Solutions
Moderator: Douglas Sharps
February 04, 2004
10:00 AM ET

Douglas Sharps:	Thank you and good morning. Welcome to the presentation of the financial results for Trover Solutions for the fourth quarter of last year 2003. This is Doug Sharps, Chief Financial Officer of the company and with me on the line this morning is Patrick McGinnis, the Company’s Chief Executive Officer. This morning as you all know we published earnings release covering performance for the quarter and the year. In this call, I want to go over the main points of that release, spend a little time on forward-looking information and then give you status on legislative development; we will then open the line up to call. A little housekeeping for those of you who are not aware is the webcast, you are in the phone didn’t know you get online, dial www.troversolutions.com and get into the website page and go to the Investor Relations that will give you a link to the current analyst call and you will be with us on the webcast. You want to hear the recording of this call later on, call 800-839-0860, pass code 1220. Recording is available through February 14th of 2004. You can also revisit the webcast today by accessing an archive copy and you will do that by going to our website home page, which again is www.troversolutions.com.

We are going to advance now to Slide 2, which is couple of forward-looking statements and I will say before we go any farther that forward-looking statements are covered by the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. For a full discussion of the risks and uncertainties as well as the fact that actual results may vary materially from those described in forward-looking

Trover Solutions
Moderator: Douglas Sharps
02-04-2004 / 10:00 AM ET
Confirmation #699615

statements, I direct your attention now to the company’s 8-K, 10-Q and 10-K filings and exhibit 99.1 in particular.

We are going to advance now to Slide 3 and talk about the income statement, consolidated financial results. As Slide 3 shows, our earnings per share came in at 13 cents, if you excluded one-time expenses and by that I mean the charge for the exploration of strategic alternative, we would have reported 18 cents for the quarter, that’s 1 cent less than comparable quarter of last year. Our revenue in income statement was down about $570,000 versus comparable quarter, strictly as a functions of fourth and healthcare subrogation recovery. For the year, right now we are on our EPS guidance of 66 cents and that occurred despite the fact that previously we have underestimated the quarterly charge for the exploration of strategic alternative. But helping to offset the increased expense that we got here was a very strong recovery result from healthcare subrogation as well as expense control in the healthcare recovery services segment. We also picked up a penny of EPS from the reversal of the self-insurance accrual or that we did not anticipate. Excluding the charge and again the one-time charge for strategic alternatives, we would have reported 77 cents of EPS for the year that’s 7 cents better than our increase over 2002. Our latest guidance for ‘03 has an EPS of approximately 73 cents again excluding the charge. The core expenses for the fourth quarter were at 16 percent, primarily on $664,000 charge in that quarter for exploration strategic alternative, and our depreciation and amortization non-cash charges fell 28 percent strictly on the timing of fixed asset acquisition.

Trover Solutions
Moderator: Douglas Sharps
02-04-2004 / 10:00 AM ET
Confirmation #699615

Moving now to the fourth Slide, you can see it’s marked in the upper right hand corner, our EBITDA on a per share basis is at 32 cents versus 44 cents. In the comparable quarter the decline is 27 percent and a 29 percent decrease in the amount of EBITDA itself caused by a lower contribution from the healthcare recovery services segment. And as you will see in the release of widening loss in the property and casualty recovery services segment.

On this following slide, Slide 5 talks about cash flow. The amount of cash flow from operations for the quarter was $4.7 million, and that caused a 20 percent increase on a per share basis attributable to the timing of accounts payable and accrued expenses itself, primarily payroll. I am also happy to note that our DSOs for the company have remained in the low 40s that’s two quarters in a row. On the following slide now, it just sort of kicks off our segment results for the healthcare recovery services segment, that’s our sort of core businesses, which are sort of subrogation, over-payments and provide a bill audit.

And so, from now I am going to move next slide, which is Slide 7. Segment revenue for the comparable quarters and year-to-date period, as you can see segment revenues decreased about 3 percent quarter-on-quarter and dropped 6 percent for the year. The reason for the fall off in the healthcare revenues here is healthcare subrogation recoveries were lower primarily because of the loss of the (United) contracts. Revenue for the segment came in higher because the greater than expected healthcare subrogation recoveries in the quarter that was mostly from the large dollar unit, which will light at the end of the year. But that

Trover Solutions
Moderator: Douglas Sharps
02-04-2004 / 10:00 AM ET
Confirmation #699615

additional revenue from those higher recoveries in fact was greater than the $500,000 increments between reported segment revenues and the high-end of guidance, which originally has segment revenues at $64.2 million. And in fact it offset lower than expected revenue from the PBA products, we also got better margins from that business.

Next slide, Slide 8 shows pre-tax income for this segment. The fourth quarter 2003 pre-tax income decreased 1 percent versus the comparable quarter, 3 percent for the year; and as I said before we have controlled the affect of a larger revenue decline through management of direct expenses. Pre-tax income for the segment is above guidance because again of the level of healthcare subrogation recoveries and also the fact that we converted cash larger than expected, a portion of them dollars previously reserved for doubtful accounts, dollars written off, we actually clawed back into the quarter.

Slide 9, the next slide, that you should be off shows of the sales result for this quarter, this is sales result for 2003 versus guidance. Our guidance for healthcare recovery services segment in ‘03 had sales that paid out between 9 and 12 million new lives and we expected insulations between 6.5 million lives and 10.5 million lives. We also expected attrition to be between 11 and 11.5 million lives. Actual sales for the segment were 11.7 million lives and actual install were 9 million lives, both obviously within guidance. We think that this really does demonstrate nicely, the continued demand for our products in the marketplace, and also our ability to sell into a marketplace, which is somewhat saturated. The sales subrogation services

Trover Solutions
Moderator: Douglas Sharps
02-04-2004 / 10:00 AM ET
Confirmation #699615

included a brand new client covering 2.3 million lives and that’s the largest sales subrogation services in the number of years. So a nice victory for our sales staff and Rob Batter. On the attrition side, we did about a million lives better than our guidance. Actual loss was about 9.9 million lives, and most of that was from the United contract.

Moving on to Slide 10 now, switching segments to property and casualty recovery services segment. This shows (transpack) revenue and pre-tax loss for the current comparable and comparable quarters. The revenue decreased 12 percent entirely because of the decrease in the fee rate. That lower fee rate is a result of the mix shift in recoveries, pre-tax loss did increase by 23 percent and the revenue declined also some one-time charges for legal research and some legal labor cost we incurred from hiring and anticipation of growth. Our backlog is up 17 percent over comparable quarter as the new business ramped up but down a little bit over the trailing quarter because we were slow on sales. And that sort of finishes the property and casualty segment.

So we will move to Slide 11, which is our software segment. This is Trover and again you can see Slide 11 in the upper right corner. This slide shows our segment revenues, which included $23,000 from UMR, that’s our existing Trover’s client and a gross profit overall. Operating loss and pre-tax loss continues to narrow compared to the comparable quarter because of the increased internal revenue. And that occurred because we have completely converted all our units now to Trover and have been done so now for four quarter,

Trover Solutions
Moderator: Douglas Sharps
02-04-2004 / 10:00 AM ET
Confirmation #699615

so on a quarter-to-quarter basis that unit – the segment has cached on with more revenue from internal clients.

I am going to move now and talk about external clients because the exciting news here is we made our second sales Trover’s to an external client. This is the client that was in a situation where was providing subrogation services within internal units, couldn’t switch to an outsourcing solution but nonetheless recognized that Trover technology, Trover specifically to materially improve it’s recovery operation, and that was the basis of making this sale. Our pricing on this is based on the clients’ use of the system and measured by the number of filed investigated.

And I am at the end now, really the historical analysis of our operating results for the fourth quarter of ‘03 and ‘03 generally. I am going to turn for a moment to forward-looking information, in two points. The first is I will note that the special committee is continuing its work of exploring strategic alternatives, and we hope that our shareholders recognize that it’s inappropriate for management or the special committee to give interim reports on that process. But I will tell you that the special committee is fully engaged. The second point is that I want to note that special committee has asked the management not to give guidance on ‘04 until they have concluded their work, and that also should I think make sense to our shareholders.

To conclude the call, I will talk about legislation briefly. There are really four items that we have watched, patient life laws, state privacy laws, automobile reform legislation and (indiscernible). We watched in about the federal and the

Trover Solutions
Moderator: Douglas Sharps
02-04-2004 / 10:00 AM ET
Confirmation #699615

state level, and I can tell you that at the state level there have been no developments of any note to report on and at the federal report level congress is diverted from lawmaking at this point. And we don’t expect anything to happen in the near-term. Well, that concludes the prepared portion of this call, and operator, you can open it up for questions now.

Q&A

Operator:	All right, thank you sir. If you do have any questions or comments, please press one four on your telephone. If you decide to exit your questions, please press one three. And all questions will be taken in the order that it was received. And once again, it is one four on your telephone if you do have any questions or comments. All right, Mr. Sharps, it looks like we do not have any questions at this time.

Douglas Sharps:	Well, thank you all for joining us this morning, and we will be available throughout this week if you wish to call. Good morning.

Operator:	And this concludes the fourth quarter earnings rebroadcast. Thank you for your participation.